As filed with the Securities and Exchange Commission on February 17, 1998.
                                        Registration No. 333-
=============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                         __________________________
                              ACTIVISION, INC.
           (Exact name of registrant as specified in its charter)
                 Delaware
                                      94-2606438
         (State or other jurisdiction of
                                  (I.R.S. Employer
         incorporation or organization)
                                  Identification No.)
                          3100 Ocean Park Boulevard
                       Santa Monica, California  90405
                               (310) 255-2000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          _________________________

                              Robert A. Kotick
              Chairman of the Board and Chief Executive Officer
                              ACTIVISION, INC.
                          3100 Ocean Park Boulevard
                       Santa Monica, California  90405
                               (310) 255-2000
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                           ______________________

                                 Copies To:

               Robinson Silverman Pearce Aronsohn & Berman LLP
                         1290 Avenue of the Americas
                          New York, New York  10104
                   Attention:  Kenneth L. Henderson, Esq.
                       Telephone No.:  (212) 541-2000
                       Facsimile No.:  (212) 541-1357

      Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                       CALCULATION OF REGISTRATION FEE
===========================================================================
 Title of                      Proposed      Proposed
 Class of                       Maximum      Maximum
 Securities      Amount        Offering      Aggregate       Amount of
  To Be          to be          Price        Offering       Registration
Registered     Registered     Per Share(1)   Price(1)          Fee
----------     ----------     -----------    ---------      ------------
--------------------------------------------------------------------------
6 3/4%         $60,000,000        100%       $60,000,000       $18,182
Convertible
Subordinated
Notes Due
2005..........

Common Stock,
$.000001 par   3,178,808
value.........  shares(2)          N/A           N/A             None(2)
==========================================================================

(1) Determined pursuant to Rule 457(i) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee.

(2) Represents the underlying shares of Common Stock originally issuable upon conversion of the Notes, together with such additional indeterminate number of shares as may become issuable upon conversion of the Notes by reason of adjustments to the conversion price. Pursuant to Rule 457(i), no separate registration fee is required for the Common Stock issuable upon conversion of the Notes because such shares will be issued for no additional consideration.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

----------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
-----------------------------------------------------------------------------

                            SUBJECT TO COMPLETION
               PRELIMINARY PROSPECTUS DATED FEBRUARY 17, 1998



                              ACTIVISION, INC.


                                 $60,000,000
               6 3/4% Convertible Subordinated Notes Due 2005


                      3,178,808 Shares of Common Stock
                      ________________________________


     This Prospectus relates to the resale of (i) up to $60,000,000 aggregate principal amount of 6 3/4% Convertible Subordinated Notes Due 2005 (the "Notes") of Activision, Inc., a Delaware corporation (the "Company"), and
(ii) up to 3,178,808 shares of Common Stock, $.000001 par value (the "Common Stock"), of the Company, which are initially issuable upon conversion of the Notes by any holders thereof (the "Shares" and together with the Notes, the "Securities"). The Securities may be offered from time to time for the accounts of holders named herein or in supplements to this Prospectus (the "Selling Securityholders"). All of the Notes were originally sold by the Company in an underwritten private placement to certain institutional investors in December 1997.

     The Notes are convertible, in whole or in part, at the option of the Selling Securityholder at any time prior to the close of business on the business day immediately preceding January 1, 2005, unless previously redeemed or repurchased, into shares of Common Stock, at a conversion price of $18.8750 per share (equivalent to a conversion rate of 52.9801 shares per $1,000 principal amount of Notes), subject to adjustment in certain circumstances. The Common Stock is traded on The Nasdaq National Market ("NASDAQ") under the symbol "ATVI." On February 12, 1998, the last sale price for the Common Stock as reported on NASDAQ was $13.9375 per share.

     The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after January 10, 2001 at the redemption prices set forth in this Prospectus, plus accrued and unpaid interest to the date of redemption. No sinking fund is provided for the Notes. If a Change in Control (as defined herein) of the Company occurs, holders of Notes may elect to require the Company to repurchase their Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued interest through the date of repurchase. See "Description of Notes - Certain Rights to Require Repurchase of Notes."

     The Notes are general unsecured obligations of the Company, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined herein) of the Company and effectively subordinated in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries. The Indenture (as defined herein) does not restrict the Company's ability to incur Senior Indebtedness or additional indebtedness or the Company's subsidiaries' ability to incur additional indebtedness. At December 31, 1997, Senior Indebtedness and indebtedness of the Company's subsidiaries were approximately $3.0 million. See "Description of Notes - Subordination."

     The Notes currently trade in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the Nasdaq Stock Market, Inc. However, Notes registered for resale pursuant to the Registration Statement (of which this Prospectus is a part) will no longer by eligible for trading on PORTAL.

     The Company intends that the Registration Statement of which this Prospectus is a part will remain effective for two years from the date of this Prospectus, or such earlier date as of which such Registration Statement is no longer required for the transfer of the Securities. The Company has agreed to bear certain expenses in connection with the registration and sale of the Securities being offered by the Selling Securityholders.

     The Company will not receive any of the proceeds from the sale of the Notes and the Shares being offered by the Selling Securityholders. The Securities may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on NASDAQ. See "Plan of Distribution." The Selling Securityholders and any brokers, dealers or agents that participate with the Selling Securityholders in the distribution of the Notes or Shares may be deemed to be "Underwriters" within the meaning of the Securities Act, in which case any commissions received by such brokers-dealers, agents or underwriters and any profit on the resale of the Notes or Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors" commencing on page 3.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this Prospectus is                   , 1998.

                                RISK FACTORS

    Before purchasing any of the Securities offered hereby, prospective investors should carefully consider the following factors in addition to the other information in this Prospectus.

Fluctuations in Quarterly Results; Future Operating Results Uncertain;
Seasonality

    The Company's quarterly operating results have varied significantly in the past and will likely vary significantly in the future depending on numerous factors, several of which are not under the Company's control. Such factors include, but are not limited to, demand for the Company's products and those of its competitors, the size and rate of growth of the interactive entertainment software market, development and promotional expenses relating to the introduction of new products, changes in computing platforms, product returns, the timing of orders from major customers, delays in shipment, the level of price competition, the timing of product introduction by the Company and its competitors, product life cycles, software defects and other product quality problems, the level of the Company's international revenues, and personnel changes. In particular, during the past few fiscal years the Company's operating results for the quarters ended June 30 have been less favorable than in other quarters as a result of the release of fewer new products during the June 30 quarters in accordance with the Company's product release schedules. Products are generally shipped as orders are received, and consequently, the Company operates with little or no backlog. Net revenues in any quarter are, therefore, substantially dependent on orders booked and shipped in that quarter.

    The Company's expenses are based in part on the Company's product development and marketing budgets. Product development and marketing costs generally are expensed as incurred, which is often long before a product ever is released. In addition, a large portion of the Company's expenses are fixed. As the Company increases its development and marketing activities, current expenses will increase and, if sales from previously released products are below expectations, net income is likely to be disproportionately affected.

    Due to all of the foregoing, revenues and operating results for any future quarter are not predictable with any significant degree of accuracy. Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

    The Company's business has experienced and is expected to continue to experience significant seasonality, in part due to consumer buying patterns. Net revenues and net income typically are significantly higher during the fourth calendar quarter, due primarily to the increased demand for consumer software during the year-end holiday buying season. Net revenues and net income in other quarters are generally lower and vary significantly as a result of new product introductions and other factors. The Company expects its net revenues and operating results to continue to reflect significant seasonality.

Dependence On New Product Development; Product Delays

    The Company's future success depends on the timely introduction of successful new products to replace declining revenues from older products. If, for any reason, revenues from new products were to fail to replace declining revenues from older products, the Company's business, operating results and financial condition would be materially and adversely affected. In addition, the Company believes that the competitive factors in the interactive entertainment software marketplace create the need for higher quality, distinctive products that incorporate increasingly sophisticated effects and the need to support product releases with increased marketing, resulting in higher development, acquisition and marketing costs. The lack of market acceptance or significant delay in the introduction of, or the presence of a defect in, one or more products could have a material adverse effect on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. Further, because a large portion of a product's revenue generally is associated with initial shipments, the delay of a product introduction expected near the end of a fiscal quarter may have a material adverse effect on operating results for that quarter.

    The Company has, in the past, experienced significant delays in the introduction of certain new products. The timing and success of interactive entertainment products remain unpredictable due to the complexity of product development, including the uncertainty associated with technological developments. Although the Company has implemented substantial development controls, there likely will be delays in developing and introducing new products in the future. There can be no assurance that new products will be introduced on schedule, or at all, or that they will achieve market acceptance or generate significant revenues.

Reliance on Third Party Developers and Independent Contractors

    The percentage of products published by the Company that are developed by independent third party developers has increased over the last several fiscal years. From time to time, the Company also utilizes independent contractors for certain aspects of internal product development and production. The Company has less control over the scheduling and the quality of work by independent contractors and third party developers than that of its own employees. A delay in the work performed by independent contractors and third party developers or poor quality of such work may result in product delays. Although the Company intends to continue to rely in part on products that are developed primarily by its own employees, the Company's ability to grow its business and its future operating results will depend, in significant part, on the Company's continued ability to maintain relationships with skilled independent contractors and third party developers. There can be no assurance that the Company will be able to maintain such relationships.

Uncertainty of Market Acceptance; Short Product Life Cycles

    The market for entertainment systems and software has been characterized by shifts in consumer preferences and short product life cycles. Consumer preferences for entertainment software products are difficult to predict and few entertainment software products achieve sustained market acceptance. There can be no assurance that new products introduced by the Company will achieve any significant degree of market acceptance, that such acceptance will be sustained for any significant period, or that product life cycles will be sufficient to permit the Company to recoup development, marketing and other associated costs. In addition, if market acceptance is not achieved, the Company could be forced to accept substantial product returns to maintain its relationships with retailers and its access to distribution channels. Failure of new products to achieve or sustain market acceptance or product returns in excess of the Company's expectations would have a material adverse effect on the Company's business, operating results and financial condition.

Product Concentration; Dependence On Hit Products

    A key aspect of the Company's strategy is to focus its development and acquisition efforts on selected, high quality entertainment software products. The Company derives a significant portion of its revenues from a select number of high quality entertainment software products released each year, and many of these products have substantial production or acquisition costs and marketing budgets. During fiscal 1996 and 1997, one title accounted for approximately 49% and 23%, respectively, of the Company's consolidated net revenues. In addition, during fiscal 1997, one other title accounted for approximately 16% of the Company's consolidated net revenues. The Company anticipates that a limited number of products will continue to produce a disproportionate amount of revenues. Due to this dependence on a limited number of products, the failure of one or more of the Company's principal new releases to achieve anticipated results may have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's strategy also includes as a key component developing and releasing products that have franchise value, such that sequels, enhancements and add-on products can be released over time, thereby extending the life of the property in the market. While the focus on franchise properties, if successful, results in extending product life cycles, it also results in the Company depending on a limited number of titles for its revenues. There can be no assurance that the Company's existing franchise titles can continue to be exploited as successfully as in the past. In addition, new products that the Company believes will have potential value as franchise properties may not achieve market acceptance and therefore may not be a basis for future releases.

Changes in Technology and Industry Standards

    The consumer software industry is undergoing rapid changes, including evolving industry standards, frequent new platform introductions and changes in consumer requirements and preferences. The introduction of new technologies, including operating systems such as Microsoft's Windows 95, technologies that support multi-player games, and new media formats such as on-line delivery and digital video disks ("DVD"), could render the Company's previously released products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the Company's current development cycle for products on existing operating systems, microprocessors and formats and may require the Company to invest resources in products that may not become profitable. There can be no assurance that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences, or that the Company will be successful in developing and marketing products for any future operating system or format. Failure to develop and introduce new products and product enhancements in a timely fashion could result in significant product returns and inventory obsolescence and could have a material adverse effect on the Company's business, operating results and financial condition.

Limited Protection of Intellectual Property and Proprietary Rights; Risk of Litigation

    The Company holds copyrights on its products, manuals, advertising and other materials and maintains trademark rights in the Company name, the Activision logo, and the names of products owned by the Company. The Company regards its software as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely effected. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. As is common in the industry, from time to time the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, operating results and financial condition.

    Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In selling its products, the Company relies primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. Further, the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries.

Risk of Software Defects

    Software products such as those offered by the Company frequently contain errors or defects. Despite extensive product testing, in the past the Company has released products with defects and has discovered software errors in certain of its product offerings after their introduction. In particular, the PC hardware environment is characterized by a wide variety of non-standard peripherals (such as sound cards and graphics cards) and configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in a loss of or delay in market acceptance, which could have a material adverse effect on the Company's business, operating results and financial condition.

Industry Competition; Competition For Shelf Space

    The interactive entertainment software industry is intensely competitive. Competition in the industry is principally based on product quality and features, the compatibility of products with popular platforms, company or product line brand name recognition, access to distribution channels, marketing effectiveness, reliability and ease of use, price and technical support. Significant financial resources also have become a competitive factor in the entertainment software industry, principally due to the substantial cost of product development and marketing that is required to support best-selling titles. In addition, competitors with broad product lines and popular titles typically have greater leverage with distributors and other customers who may be willing to promote titles with less consumer appeal in return for access to such competitor's most popular titles.

    The Company's competitors range from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than those of the Company. The Company's competitors currently include Electronic Arts, LucasArts, Microsoft, Sega, Nintendo, Sony, Cendant, GT Interactive, Broderbund, Midway, Interplay, Virgin and Eidos, among many others.

    As competition increases, significant price competition, increased production costs and reduced profit margins may result. Prolonged price competition or reduced demand would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition.

    Retailers typically have a limited amount of shelf space, and there is intense competition among entertainment software producers for adequate levels of shelf space and promotional support from retailers. As the number of entertainment software products increases, the competition for shelf space has intensified, resulting in greater leverage for retailers and distributors in negotiating terms of sale, including price discounts and product return policies. The Company's products constitute a relatively small percentage of a retailer's sale volume, and there can be no assurance that retailers will continue to purchase the Company's products or promote the Company's products with adequate levels of shelf space and promotional support.

Dependence on Distributors; Risk of Customer Business Failure; Product
Returns

    Certain mass market retailers have established exclusive buying relationships under which such retailers will buy consumer software only from one intermediary. In such instances, the price or other terms on which the Company sells to such retailers may be adversely effected by the terms imposed by such intermediary, or the Company may be unable to sell to such retailers on terms which the Company deems acceptable. The loss of, or significant reduction in sales attributable to, any of the Company's principal distributors or retailers could materially adversely effect the Company's business, operating results and financial condition.

    Distributors and retailers in the computer industry have from time to time experienced significant fluctuations in their businesses and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of the Company's products could have a material adverse effect on the Company's business, operating results and financial condition. Sales are typically made on credit, with terms that vary depending upon the customer and the nature of the product. The Company does not hold collateral to secure payment. Although the Company has obtained insolvency risk insurance to protect against any bankruptcy filings that may be made by its customers, such insurance contains a significant deductible as well as a co-payment obligation, and the policy does not cover all instances of non-payment. In addition, the Company maintains a reserve for uncollectible receivables that it believes to be adequate, but the actual reserve which is maintained may not be sufficient in every circumstance. As a result of the foregoing, a payment default by a significant customer could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company also is exposed to the risk of product returns from distributors and retailers. Although the Company provides reserves for returns that it believes are adequate, and although the Company's agreements with certain of its customers place certain limits on product returns, the Company could be forced to accept substantial product returns to maintain its relationships with retailers and its access to distribution channels.
Product returns that exceed the Company's reserves could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Key Personnel

    The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. Although the Company generally enters into term employment agreements with its skilled employees and other key personnel, there can be no assurance that such employees will not leave the Company or compete against the Company.
The Company's failure to attract or retain qualified employees could have a material adverse effect on the Company's business, operating results and financial condition.

Risks Associated With International Operations; Currency Fluctuations

    International sales and licensing accounted for 28%, 23% and 26% of the Company's total revenues in the fiscal years 1995, 1996 and 1997, respectively. The Company intends to continue to expand its direct and indirect sales, marketing and localization activities worldwide. Such expansion will require significant management time and attention and financial resources in order to develop adequate international sales and support channels. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for its products. International sales are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, the costs of transferring and localizing products for foreign markets, longer receivable collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, and political and economic instability. There can be no assurance that the Company will be able to sustain or increase international revenues or that the foregoing factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition. The Company currently does not engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenues from international sales and licensing and thus the Company's business, operating results and financial condition.

Risks Associated with Acquisitions

    In November, 1997, the Company completed two significant acquisitions:
Combined Distribution (Holdings) Limited ("CDH"), a United Kingdom based software distributor, and NBG EDV Handels & Verlags GmbH ("NBG") and Target Software Vertriebs GmbH ("Target"), two affiliated German based software distribution companies. CDH, through its subsidiaries, CentreSoft Limited ("CentreSoft") and PDQ Limited, distributes products throughout the United Kingdom and, to a lesser extent, continental Europe. NBG and Target distribute software products throughout Germany, Switzerland and Austria.
The Company intends to integrate the operations of these recently acquired subsidiaries with its previously existing European operations. This process, as well as the process of managing two significant new operations, will require substantial management time and effort and could divert the attention of management from other matters. In addition, there is a risk of loss of key employees, customers and vendors of the newly acquired operations as well as existing operations as this process is implemented. There is no assurance that the Company will be successful in integrating these operations or that, if the operations are combined, there will not be adverse effects on its business.

    Consistent with its strategy to enhance distribution and product development capabilities, the Company intends to continue to pursue acquisitions of companies and intellectual property rights and other assets that can be acquired on acceptable terms and which the Company believes can be operated or exploited profitably. Some of these acquisitions could be material in size and scope. While the Company will continually be searching for appropriate acquisition opportunities, there can be no assurance that the Company will be successful in identifying suitable acquisitions. If any potential acquisition opportunities are identified, there can be no assurance that the Company will consummate such acquisitions or if any such acquisition does occur, that it will be successful in enhancing the Company's business or be accretive to the Company's earnings. As the entertainment software business continues to consolidate, the Company faces significant competition in seeking acquisitions and may in the future face increased competition for acquisition opportunities, which may inhibit its ability to complete suitable transactions. Future acquisitions could also divert substantial management time, could result in short term reductions in earnings or special transaction or other charges and may be difficult to integrate with existing operations or assets.

    The Company may, in the future, issue additional shares of Common Stock in connection with one or more acquisitions, which may dilute its shareholders, including investors in the offering. Additionally, with respect to most of its future acquisitions, the Company's shareholders may not have an opportunity to review the financial statements of the entity being acquired or to vote on such acquisitions.

Risk of CentreSoft Vendor Defections; Vendor Concentration

    The Company's recently acquired CentreSoft subsidiary performs software distribution services in the United Kingdom and, via export, in other European territories for a variety of entertainment software publishers, many of which are competitors of the Company. These services are generally performed under limited term contracts some of which provide for cancellation in the event of a change of control. While the Company expects to use reasonable efforts to retain these vendors, there can be no assurance that the Company will be successful in this regard. The cancellation or non-renewal of one or more of these contracts could have a material adverse effect on the Company's business, operating results and financial condition. Three of CentreSoft's vendors accounted for 37%, 14% and 10%, respectively, of CentreSoft's net revenues in fiscal year 1997.

Subordination; Absence of Financial Covenants

    The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default under the Indenture and in certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes then outstanding. The Indenture does not contain financial covenants and does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company, and the incurrence of additional indebtedness and other liabilities by the Company could adversely affect the Company's ability to pay its obligations on the Notes. At December 31, 1997, Senior Indebtedness and indebtedness of the Company's subsidiaries were approximately $3.0 million. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness. See "Description of Notes - Subordination."

Absence of Public Market for the Notes

    The Notes are a new issue of securities for which there is currently no trading market. Although the Notes are eligible for trading in the PORTAL market (except for Notes registered for resale pursuant to the Registration Statement of which this Prospectus forms a part), the Company does not intend to apply for listing of the Notes on a national securities exchange or quotation of the Notes on NASDAQ. The initial purchasers of the Notes have advised the Company that they currently intend to make a market in the Notes, although they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected.

Volatility of Price of Stock and Notes

    There has been a history of significant volatility in the market prices of companies engaged in the interactive entertainment software industry, including the Company. It is likely that the market price of the shares of the Company's Common Stock will continue to be highly volatile and the price of the Company's Notes will also be subject to such fluctuations. Factors such as the timing and market acceptance of new product introductions by the Company, the introduction of new products by the Company's competitors, loss of key personnel of the Company, variations in quarterly operating results or changes in market conditions in the interactive entertainment software industry generally may have a significant impact on the market price of the Company's Common Stock and Notes. It is possible that in some future quarter the Company's revenue or operating results will be below the expectations of, and certain new products will not be introduced when anticipated by, public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. Volatility in the price of the Company's Common Stock, changes in prevailing interests rates and changes in perceptions of the Company's creditworthiness may in the future adversely affect the price of the Notes offered hereby.

Limitations on Repurchase of Notes

    Upon the occurrence of a Change in Control (as defined herein), each holder of Notes will have certain rights, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof. The Company's repurchase of Notes as a result of the occurrence of a Change in Control may be prohibited or limited by, or create an event of default under, the terms or other agreements relating to borrowings which constitute Senior Indebtedness as may be entered into, amended, supplemented or replaced from time to time. Failure of the Company to repurchase Notes at the option of the holder upon a Change in Control would result in an Event of Default with respect to the Notes. No Notes may be redeemed at the option of holders upon a Change in Control if there has occurred and is continuing an Event of Default (other than a default in the payment of the repurchase price with respect to such Notes on the repurchase date). See "Description of Notes - Certain Rights to Require Repurchase of Notes."

Shares Eligible for Future Sale.

    Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the price of the Company's Common Stock and the Notes. Of the approximately 18,894,500 shares of Common Stock outstanding as of February 12, 1998, and the approximately 2,740,000 shares issuable upon exercise of warrants and options that will have vested within sixty days after February 12, 1998, approximately 21,634,500 are freely tradeable in the public market, are registered for resale under currently effective registration statements or are immediately eligible for sale in the public market subject to compliance with Rule 144 or Rule 145. Sales of substantial blocks of the Company's Common Stock by holders whose shares are currently registered for resale could have an adverse effect on the market price of the Common Stock.


                                 THE COMPANY

    Activision is a leading international publisher, developer and distributor of interactive entertainment software. The Company's products span a wide range of product genres, including action, adventure, strategy and simulation, and have included best selling titles such as MechWarrior 2, Hexen II, Nightmare Creatures, Heavy Gear, Dark Reign, Zork: Nemesis, Blood Omen, Pitfall and Shanghai. Since its founding in 1979, the Company has published hundreds of entertainment software products for a variety of personal computer and console platforms.

    Publish high quality titles. The Company seeks to differentiate its titles through the highest quality production values and superior gaming play, supported by comprehensive trade and consumer marketing programs coordinated with product releases. Accordingly, the Company must support the development, production, acquisition and marketing of its titles with the resources necessary to create best selling products. In order to reduce the financial risks associated with the higher development and marketing budgets required to support this strategy, the Company pursues a balance between internally and externally developed titles; between products based on proven technology and newer technology; and between PC and console products.

    Focus on franchise properties. The Company focuses its publishing and developing activities principally on titles that are, or have the potential to become, franchise properties with sustainable consumer appeal and brand recognition. These titles can thereby serve as the basis for sequels, prequesl, mission packs and other add-ons and related new titles that can be released over an extended period of time. The Company believes that the publishing and distribution of products based in large part on franchise properties will enhance revenue predictability. The Company currently is publishing products based on several franchise properties, including Quake, Hexen, Zork, Pitfall and Shanghai. The Company also has rights to several other properties that it believes will have franchise value, including Heavy Gear, Dark Reign, Battlezone, Heretic and Nightmare Creatures.

    Expand direct distribution capabilities. In North America, the Company's products are sold primarily on a direct basis to major computer and software retailing organizations, consumer electronic stores and discount warehouses. In international territories, the Company's products are sold both direct to retail and through third party distribution and licensing arrangements. In order to maximize the revenues to be generated by each of its products, the Company is expanding its worldwide direct distribution capabilities. The Company believes that a dedicated internal sales force and direct distribution to retailers provide significant competitive advantages, including the ability to compete more effectively for shelf space, to create additional point-of-sale promotional opportunities, to more properly manage inventory levels, and to increase margins by eliminating third party distributors. Consistent with this strategy, the Company has concluded several acquisitions in recent months including the acquisitions of CDH, NBG and Target, in an effort to bolster its direct distribution capabilities in international markets.

    Continue to grow OEM revenues. The Company also generates significant revenue throughout the world as a result of arrangements with OEMs, in which the Company's titles are sold together with hardware or peripheral devices manufactured by the OEM. The Company believes that OEM bundle arrangements expand the distribution of its titles to a broader and more diverse audience, and it intends to continue aggressively pursuing these arrangements.

    Enhance Product Flow. In order to expand the Company's library of titles, intellectual property rights and talent base, the Company is actively engaged in the exploration of acquisition opportunities in the software development business. Consistent with this strategy, in August 1997 the Company acquired Raven Software Corporation ("Raven"), an entertainment software developer based in Madison, Wisconsin that has created numerous best selling titles, including Heretic, Hexen: Beyond Heretic and Hexen II. In addition, in order to create a closer relationship with independent developers, the Company from time to time makes investments and acquires minority equity interests in independent developers at the same time as it acquires publishing rights to the developer's products.

    The Company's principal executive offices are located at 3100 Ocean Park Blvd., Santa Monica, California 90405, and its telephone number is (310) 255-2000. The Company also maintains offices in London, Tokyo, Sydney, Germany and Madison, Wisconsin. The Company's World Wide Web home page is located at http://www.activision.com.


                               USE OF PROCEEDS

    The Notes and shares of Common Stock offered by the Selling
Securityholders are not being sold by the Company, and the Company will not receive any of the proceeds from the sale thereof.


                           SELLING SECURITYHOLDERS

    The Notes were originally issued by the Company in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) or other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from registration under the Securities Act, and in sales outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.
The Notes and the Common Stock issuable upon conversion thereof that may be offered pursuant to this Prospectus will be offered by the Selling Securityholders.

    Prior to any use of this Prospectus in connection with an offering of the Notes and the Common Stock issuable upon the conversion thereof, this Prospectus will be supplemented to set forth the names of each Selling Securityholder, the principal amount of Notes and number of Shares that may be offered and sold by such Selling Securityholder pursuant to this Prospectus and (if one percent or more) the percentage of Notes outstanding, and (if one percent or more) the percentage of Common Stock represented by the Shares owned by each Selling Securityholder after conversion of the Notes. The Prospectus Supplement will also disclose whether any Selling Securityholder selling in connection with such Prospectus Supplement has, other than their ownership of the Company's securities, had any material relationship with the Company within the three years prior to the date of the Prospectus Supplement, other than Credit Suisse First Boston Corporation, Piper Jaffray, Inc. and UBS Securities LLC, which have acted an initial purchasers and/or underwriters for the Company.


                            DESCRIPTION OF NOTES

    The Notes have been issued under an Indenture dated as of December 22, 1997 (the "Indenture"), between the Company and State Street Bank & Trust Company of California, N.A. as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, copies of which will be available for inspection at the Corporate Trust Office of the Trustee in Los Angeles, California. Capitalized terms used in this section, unless otherwise defined in this Prospectus, are defined in the Indenture, and such definitions are incorporated in their entirety herein by reference.

General

    The Notes are unsecured, subordinated general obligations of the Company, will mature on January 1, 2005 and are limited to an aggregate principal amount of $60,000,000. The Notes bear interest at the rate of 6 3/4% per annum from December 22, 1997, or from the most recent Interest Payment Date on which interest has been paid or provided for, payable semiannually on January 1 and July 1 of each year, commencing July 1, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding December 15 or June 15 (whether or not a Business Day (as defined herein)), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Form, Denomination and Registration

    The Notes were issued in the form of a single Global Note. The Global Note was deposited with the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

    Notes that are (i) originally issued to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not Qualified Institutional Buyers (within the meaning of Rule 144A) (the "Regulation D Notes") or (ii) issued as described under "- Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of the Note being transferred.

    The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Upon the issuance of the Global Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

    So long as the Depositary, or its nominee, is the registered holder and owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be owners or holders of any Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment of principal of and premium, if any, and interest on Notes represented by the Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note.

    The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or of premium, if any, or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

    Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or to another nominee of such Depositary.

    Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Transfers of beneficial interests in the Global Note may be made only in accordance with the restrictions set forth under "Transfer Restrictions." The Notes are not issuable in bearer form.

    The Notes were issued only in fully registered form, without exception, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Certificated Notes

    If any depository is at any time unwilling or unable to continue as a depository for the reasons set forth under "Form, Denomination and Registration," the Company will issue certificates for the Notes in definitive, fully registered form, without interest coupons, in exchange for the Global Note. In addition, upon request, the Company will issue certificates for Notes in definitive, fully registered form, without interest coupons, in exchange for beneficial interests of like principal amount in the Global Note, but only upon at least 60 days' prior written notice given to the Trustee in accordance with DTC's customary procedures. Upon receipt of such notice from the Trustee, the Company will cause the requested certificates to be prepared for delivery. In all cases, certificates for Notes delivered in exchange for the Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC.

    Certificated Notes will bear a legend imposing restrictions on transfer, as set forth in the Indenture, (unless the Company determines otherwise in accordance with applicable law), subject, with respect to such Notes, to the provisions of such legend. The Holder of a registered individual Note may transfer such Note by surrendering it at the office or agency maintained by the Company for such purpose in New York, New York or Los Angeles, California. Upon the transfer, exchange or replacement of Notes bearing the legend, or upon specific request for removal of the legend on a Note, the Company will deliver only Notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Company such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by the Company that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any Note in certificated form may be transferred to a Person who takes delivery in the form of an interest in the Global Note, the transferor will first be required to provide the Trustee with a written certificate, as specified in the Indenture, to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

    Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws.

Payments and Paying Agents

    Payments of principal of and interest on the Notes will be made at the office of the Trustee in Los Angeles, California or the office of its affiliate in New York, New York or, at the option of the Holder and subject to any fiscal or other laws and regulations applicable thereto, at the corporate trust office of the Trustee or any Paying Agent outside New York, New York and Los Angeles, California. Payment in respect of principal on Notes will be made only against surrender of such Notes and will be made by U.S. dollar check drawn on a bank in New York City or Los Angeles, California or, for Holders of at least $2,000,000 of Notes, by wire transfer to an account maintained by the payee with a bank in the United States or Europe, provided that a written request from such Holder to such effect is received by the Trustee or any Paying Agent no later than 15 days prior to the relevant payment date. Payment in respect of interest on each Interest Payment Date with respect to any such Note will be made to the Person in whose name such Note is registered on the relevant Record Date by U.S. dollar check drawn on a bank in New York, New York or Los Angeles, California or, for Holders of at least $2,000,000 of Notes, by wire transfer to an account maintained by the payee with a bank in the United States, provided that a written request from such Holder to such effect is received by the Trustee or any Paying Agent no later than the relevant Record Date. Unless revoked, any such designation made by such Person with respect to such Note will remain in effect with respect to any future payments payable to such Person. The Company will pay any administrative costs imposed by banks in connection with payments by wire transfer.

    If the due date for payment of principal or interest on any Note is not a Business Day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day at such place and shall not be entitled to any further interest or other payment in respect of any such delay. As used in the Indenture regarding payment, "Business Day" means a day on which banks are open for business and carrying out transactions in U.S. dollars in the relevant place of payment.

    Subject to certain limitations set forth in the Indenture, the Company reserves the right at any time to vary or terminate the appointment of the Trustee or any Paying Agent with or without cause and to appoint another Trustee or additional or other Paying Agents and to approve any change in the specified offices through which any Paying Agent acts.

Conversion Rights

    The Notes are convertible, in whole or in part, into shares of Common Stock at the option of the Holder at any time following the date of original issuance thereof and prior to the close of business on the Business Day immediately preceding the maturity date, unless previously redeemed, initially at the conversion price of $18.8750 per share. The right to convert Notes called for redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date unless the Company defaults in making the payment due on the Redemption Date. See "Optional Redemption."

    The conversion price will be subject to adjustment upon the occurrence of certain events, including (i) the payment of dividends (and other distributions) of Common Stock on any class of capital stock of the Company;
(ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined) thereof; (iii) subdivisions and combinations of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, securities, cash or property (excluding any rights, warrants or options referred to in clause (ii) above and any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in clause
(i) above); (v) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (a) other all-cash distributions made within the preceding 12 months and (b) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 12.5% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the current market price of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (vi) the successful completion of a tender or exchange offer made by the Company or any Subsidiary for the Common Stock which involves an aggregate consideration that, together with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for Common Stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of Common Stock made within the preceding 12 months, exceeds 12.5% of the Company's aggregate market capitalization on the expiration of such tender or exchange offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

    If the Company, by means of dividend or otherwise, declares or makes a distribution in respect of the Common Stock referred to in clause (iv) or (v) above, the Holder of each Note, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to clause (iv) or (v) above, will be entitled to receive for each share of Common Stock into which such Note is converted that portion of the evidences of indebtedness, shares of capital stock, cash and other property so distributed applicable to one share of Common Stock; provided, however, that the Company may, with respect to all Holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of the Company, pay such Holder cash equal to the fair market value thereof.

    In the event that the Company distributes rights or warrants (other than those referred to in clause (ii) of the preceding paragraph) pro rata to holders of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company, the Holder of any Note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled to at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. The conversion price of the Notes will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

    In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, each Note then outstanding would, without the consent of any Holders, become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a holder of the number of shares of Common Stock which would have been received by such Holder immediately prior to such transaction if such Holder had converted its Note.

    Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

    Except as described in this paragraph, no Holder will be entitled, upon conversion of a Note, to any actual payment or adjustment on account of accrued and unpaid interest (although such accrued and unpaid interest will be deemed paid by the appropriate portion of the Common Stock received by the Holders upon such conversion) or on account of dividends on shares of Common Stock issued in connection therewith. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the corresponding Interest Payment Date (except Notes called for redemption on a Redemption Date within such period between and including such Regular Record Date and such Interest Payment Date) must be accompanied by payment to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount converted.

    If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the conversion price adjustment provisions of the Indenture, the conversion price of the Notes is reduced, such reduction may be deemed to be the receipt of taxable income to Holders of Notes.

    In addition, the Company may make such reductions in the conversion price as the Company's Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.

Optional Redemption

    The Notes may be redeemed at the Company's option, in whole or in part, on at least 20 but not more than 60 days' notice by mail to the registered Holders thereof, at any time on or after January 10, 2001, through December 31, 2001 at 103.3750% of the principal amount and thereafter at the following Redemption Prices (expressed as percentages of principal amount), if redeemed during the 12-month period beginning on January 1 of the years set forth below:


Year                                                              Percentage
____                                                              __________

2002 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .102.2500%
2003 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .101.1250%

and thereafter at 100% of the principal amount thereof, in each case together with accrued and unpaid interest to (but not including) the Redemption Date (subject to the rights of Holders of record on any Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to such Redemption Date). If less than all the Notes are to be redeemed, the Trustee will select or cause to be selected the particular Notes to be redeemed by such method as it deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of any Note of a denomination larger than $1,000.

     No sinking fund is provided for the Notes.

Certain Rights to Require Repurchase of Notes

     The Indenture provides that if a Change in Control (as defined below) occurs, each Holder will have the right, at its option, to require the Company to repurchase all or any part of such Holder's Notes on the date (the "Repurchase Date") fixed by the Company that is not less than 30 days nor more than 45 days after the date the Company gives notice of the Change in Control, at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest through the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the aggregate Repurchase Price of the Notes which is to be paid on the Repurchase Date.

     The Company may not repurchase any Note pursuant to the preceding paragraph at any time when the subordination provisions of the Indenture otherwise would prohibit the Company from making payments of principal in respect of the Notes. Failure by the Company to repurchase the Notes when required under the preceding paragraph will constitute an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after the Company knows or reasonably should know a Change in Control has occurred, the Company will be required to mail to all Holders a notice (the "Company Notice") of the occurrence of such Change in Control, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for the Notes and the procedures which the Holder must follow to exercise such right. To exercise the repurchase right, the Holder will be required to deliver, on or before the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) of the Holder's exercise of such right, together with the certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer.

     The term "Beneficial Owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act or any successor provision thereto, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     A "Change in Control" shall be deemed to have occurred at such time as
(i) any Person, or any Persons acting together in a manner which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, together with any Affiliates thereof, (a) become the Beneficial Owners, directly or indirectly, of capital stock of the Company, entitling such Person or Persons and its or their Affiliates to exercise more than 50% of the total voting power of all classes of the Company's capital stock entitled to vote generally in the election of the Company's directors or (b) shall succeed in having sufficient of its or their nominees (who are not supported by a majority of the then current Board of Directors of the Company) elected to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are Affiliates of or acting in concert with such Persons, shall constitute a majority of the Board of Directors of the Company, (ii) the Company shall be a party to any transaction pursuant to which the Common Stock is converted into the right to receive other securities (other than common stock), cash and/or property (or the Company, by dividend, tender or exchange offer or otherwise, distributes other securities, cash and/or property to holders of Common Stock) and the value of all such securities, cash and/or property distributed in such transaction and any other transaction effected within the 12 months preceding consummation of such transaction (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a board resolution) is more than 50% of the average of the daily Closing Prices for the five consecutive Trading Days ending on the Trading Day immediately preceding the date of such transaction (or, if earlier, the Trading Day immediately preceding the "ex" date (as defined in the Indenture) for such transaction), or (iii) the Company shall consolidate with or merge into any other Person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person other than a Subsidiary, or any other Person shall consolidate with or merge into the Company (other than, in the case of this clause (iii), pursuant to any consolidation or merger where Persons who are shareholders of the Company immediately prior thereto become the Beneficial Owners of shares of capital stock of the surviving company entitling such Persons to exercise more than 50% of the total voting power of all classes of such surviving company's capital stock entitled to vote generally in the election of directors); provided that a Change in Control shall not be deemed to have occurred if either (a) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of common stock or securities convertible into common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States; or (b) the last sale price of the Common Stock for any five trading days during the ten trading days immediately preceding the Change of Control is at least equal to 110% of the conversion price in effect on such day.

     The effect of these provisions granting the Holders the right to require the Company to repurchase the Notes upon the occurrence of a Change in Control may make it more difficult for any Person or Group to acquire control of the Company or to effect a business combination with the Company. Moreover, under the Indenture, the Company will not be permitted to pay principal of or interest on the Notes, or otherwise acquire the Notes (including any repurchase at the election of the Holders upon the occurrence of a Change in Control) if a payment default on Senior Indebtedness has occurred and is continuing, or in the event of the insolvency, bankruptcy, reorganization, dissolution or other winding up of the Company where Senior Indebtedness is not paid in full. The Company's ability to pay cash to Holders following the occurrence of a Change in Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     In the event a Change in Control occurs and the Holders exercise their rights to require the Company to repurchase Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 (other than Commission filing requirements, if not then applicable) and 14e-1, as then in effect, with respect to any such purchase.

Registration Rights

     The Company has agreed pursuant to a registration rights agreement (the "Registration Rights Agreement"), to file with the Commission a registration statement (the "Shelf Registration Statement"), of which this Prospectus is a part, to cover resales by Holders of the Notes and the Common Stock issuable upon conversion thereof within 60 days after the first date of original issuance of the Notes. Additionally, the Company will use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than 120 days after the first date of original issuance of the Notes, and keep the Shelf Registration Statement effective after its effective date for as long as shall be required until the Notes and the Common Stock may be transferred freely pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto.

     The Company will, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective, and take certain other actions as are required to permit unrestricted resales of the Notes and the Common Stock issuable upon conversion of the Notes by such Holders to third parties, other than through underwritten offerings. A Holder selling such securities pursuant to the Shelf Registration Statement generally will be
(a) required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (b) subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and (c) bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations). If the Prospectus is unavailable for periods in excess of those permitted under the Registration Rights Agreement, additional interest will accrue on the Notes over and above the rate set forth in the title of the Notes, from and including the date on which any Registration Default shall occur but excluding the date on which all Registration Defaults have been cured, at a rate of 0.50% per annum.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

Consolidation, Merger and Sale of Assets

     The Indenture provides that the Company, without the consent of the Holders, may consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person or may permit any Person to consolidate with or merge into, or transfer or lease its properties substantially as an entirety to, the Company, provided that (i) the successor, transferee or lessee is organized under the laws of any United States jurisdiction; (ii) the successor, transferee or lessee, if other than the Company, expressly assumes the Company's obligations under the Indenture and the Notes by means of a supplemental indenture entered into with the Trustee; (iii) after giving effect to the transaction, no Event of Default and no event which, with notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing; and (iv) certain other conditions are met.

     Under any consolidation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and the Notes.

Events of Default

     An Event of Default is defined in the Indenture to be a (i) default in the payment of any interest upon any of the Notes for 30 days or more after such payment is due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) default in the payment of the principal of and premium, if any, on any of the Notes when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) default in the Company's obligation to provide notice of a Change of Control or default in the payment of the repurchase price in respect of any Note on the repurchase date therefor (whether or not such payment is prohibited by the subordination provisions of the Indenture);
(iv) default by the Company in the performance or breach of any of its other covenants in the Indenture which will not have been remedied by the end of a 60-day period after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes; (v) failure to pay when due upon final maturity or acceleration thereof any indebtedness for money borrowed by the Company or a Subsidiary in an outstanding principal amount in excess of $5,000,000, if such indebtedness is not discharged, or such acceleration is not waived or annulled, within ten days after written notice as provided in the Indenture; and (vi) certain events of bankruptcy, insolvency or reorganization of the Company.

     The Indenture provided that if an Event of Default (other than of a type referred to in clause (vi) of the preceding paragraph) shall have occurred and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare the principal amount of all Notes to be immediately due and payable. Such declaration may be rescinded if certain conditions are satisfied. If an Event of Default of the type referred to in clause (vi) of the preceding paragraph shall have occurred, the principal amount of the Outstanding Notes shall automatically become immediately due and payable.

     The Indenture further provides that the Holders of not less than a majority in principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that such direction is not in conflict with any rule of law or with the Indenture. The Trustee may take any other action deemed proper by it that is not inconsistent with such direction.

     The Indenture contains provisions entitling the Trustee, subject to its duty during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the Holders before proceeding to exercise any right or power under the Indenture at the request of the Holders.

     No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

     The Indenture requires the Company to file annually with the Trustee a certificate, executed by a designated officer of the Company, stating to the best of his knowledge that the Company is not in default under certain covenants under the Indenture or, if he has knowledge that the Company is in such default, specifying such default.

Modification and Waiver

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, to enter into one or more supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of the Notes, except that no such modification or amendment may, without the consent of the Holders of each of the Outstanding Notes affected thereby, among other things, (i) change the Stated Maturity of the principal of or any installment of interest on any Note; (ii) reduce the principal amount thereof or any premium thereon or the rate of interest thereon; (iii) adversely affect the right of any Holder to convert any Note as provided in the Indenture; (iv) change the place of payment where, or the coin or currency in which, the principal of any Note or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or with respect to any Note on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (vi) modify the subordination provisions of the Indenture in a manner adverse to the Holders; (vii) modify the redemption provisions of the Indenture in a manner adverse to the Holders; (viii) modify the provisions of the Indenture relating to the Company's requirement to offer to repurchase Notes upon a Change in Control in a manner adverse to the Holders;
(ix) reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for any such modification or amendment of the Indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the Indenture; or (x) modify the foregoing requirements.

     The Holders of a majority in principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holders of each Outstanding Note affected.

Subordination

     The payment of the principal of and premium, if any, and interest on the Notes is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. When there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon, or provision for such payment in money or money's worth, before the Holders will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. No payments on account of principal of, premium, if any, or interest on the Notes or on account of the purchase or acquisition of Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or if any judicial proceeding is pending with respect to any such default. The Notes are also effectively subordinated in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries.

     By reason of such subordination, in the event of insolvency, Holders of the Notes and other creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined in the Indenture as the principal of and premium, if any, and interest on all indebtedness of the Company for borrowed money, other than the Notes, whether outstanding on the date of execution of the Indenture or thereafter created, incurred, guaranteed or assumed, except such indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or any other indebtedness of the Company or (ii) ranks pari passu in right of payment to the Notes. The term "indebtedness for borrowed money" when used with respect to the Company is defined to mean (a) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments,
(b) all obligations of the Company with respect to interest rate hedging arrangements to hedge interest rates relating to Senior Indebtedness of the Company, (c) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (d) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets, which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

     At December 31, 1997, Senior Indebtedness and indebtedness of the Company's Subsidiaries were approximately $3.0 million. The Company and its Subsidiaries expect from time to time to incur additional indebtedness. The Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or additional indebtedness of the Company or its Subsidiaries.

Defeasance

     The Indenture provides that (i) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Notes (except for certain obligations to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, to provide for conversion of the Notes, to maintain Paying Agents and hold moneys for payment in trust and to repurchase Notes in the event of a Change in Control) or (ii) if applicable, the Company may decide not to comply with certain restrictive covenants, but not including the obligation to provide for conversion of the Notes or repurchase Notes in the event of a Change in Control, and that such decision will not be deemed to be an Event of Default under the Indenture and the Notes, in either of case (i) or (ii) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in written opinions thereof to pay the principal of, premium, if any, and each installment of interest on the Outstanding Notes. With respect to clause (ii), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things (a) with respect to clause (i), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the U.S. Internal Revenue Service (the "IRS") a ruling or there has been a change in law which, in the opinion of counsel to the Company, provides that Holders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (b) no Event of Default (or event that with notice or lapse of time, or both, would constitute an Event of Default) shall have occurred or be continuing; (c) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and (d) certain other customary conditions precedent are satisfied.


Regarding the Trustee

     State Street Bank & Trust Company of California, N.A., the Trustee under the Indenture, has been appointed by the Company as registrar, Paying Agent, transfer agent and conversion agent of the Notes.

Governing Law

     The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.


                        DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 55,000,000 shares of capital stock, $.000001 par value, consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of February 12, 1998, approximately 18,894,500 shares of Common Stock were outstanding. The Common Stock is listed on NASDAQ under the symbol "ATVI."

     Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to such distributions as may be declared from time to time by directors of the Company out of funds legally available therefor. The Company has not paid, and has no current plans to pay, dividends on its Common Stock. The Company intends to retain all earnings for use in its business.

     Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock.

     The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock. At present, no shares of preferred stock are outstanding. As of February 12, 1998, the Company had approximately 5,000 stockholders of record, excluding banks, brokers and depository companies that are stockholders of record for the account of beneficial owners.

     The transfer agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                            PLAN OF DISTRIBUTION

     The Selling Securityholders may sell all or a portion of the Notes and shares of Common Stock beneficially owned by them and which may be offered hereby from time to time on any exchange or market on which the Securities are listed or quoted, as applicable, on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or shares of Common Stock which may be offered hereby through dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or shares of Common Stock for whom they may act as agent. Such dealers or agents may include the initial purchasers of the Notes, which may perform investment banking or other services for or engage in other transactions with the Company from time to time in the future.

     To the extent required, the aggregate principal amount of Notes and number of shares of Common Stock to be sold hereby, the names of the Selling Securityholders, the purchase price, the name of any such agent or dealer and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or shares of Common Stock offered by them hereby will be the purchase price of such Notes or shares of Common Stock less discounts and commissions, if any.

     The Notes and the shares of Common Stock which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and brokers or dealers who receive fees or commissions in connection therewith.

     The outstanding Common Stock is listed for trading on NASDAQ, and the Company intends that the shares of Common Stock issuable upon conversion of the Notes will be authorized for listing on NASDAQ. There is no assurance as to the development or liquidity of any trading market that may develop for the Notes.

     In the order to comply with the securities laws of certain states, if applicable, the Notes and shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Notes and shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance with same is effected.

     The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Notes or shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers or agents and any profit on the resale of the Notes or shares of Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify the Selling Securityholders against certain liabilities arising under the Securities Act. The Company has agreed to pay certain expenses incident to the offer and sale of the Notes and Common Stock offered hereby by the Selling Securityholders to the public, other than underwriting discounts and selling commissions or fees, if any.


              CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following general discussion summarizes certain of the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the Notes or the Common Stock. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the Notes or the Common Stock by a prospective investor in light of such investor's personal circumstances.

     For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of the Notes or the Common Stock that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States,
(ii) treated as a domestic corporation or a domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code (a "U.S. Holder"). Except as expressly described herein, this discussion does not address the tax consequences to a Holder that is not a U.S. Holder (a "Foreign Holder"). This discussion also does not address the U.S. federal income tax consequences of ownership of Notes or Common Stock not held as capital assets within the meaning of
Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrift institutions, insurance companies or other financial institutions, persons that hold the Notes or the Common Stock as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, persons who enter into certain "constructive sales" involving the Notes or the Common Stock or substantially identical property, and investors in pass-through entities. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     This discussion is based on the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     EACH PERSON CONSIDERING THE PURCHASE OF A NOTE IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO ITS PARTICULAR SITUATIONS. THE CONTENTS OF THIS OFFERING CIRCULAR ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND/OR TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE.

Stated Interest

     This discussion assumes that the Notes will be treated as debt, not equity, for federal income tax purposes. Each U.S. Holder of a Note and the Company must report the Note as debt for such purposes. The stated interest on a Note therefore will be taxable to a U.S. Holder as ordinary interest income either at the time it accrues or is received, depending on such U.S. Holder's method of accounting for federal income tax purposes.

     The Company intends to take the position (which generally will be binding on all U.S. Holders) that the Notes were not issued with original issue discount for federal income tax purposes and thus that no amounts other than stated interest will be treated as interest under the original issue discount rules of the Code. This position is based on the presumption in the Regulations that an optional redemption of the Notes at a price not less than their face amount will not occur and the assumptions that the interest rate on the Notes will not be increased pursuant to the Registration Rights Agreement, and that the price at which the Notes were sold to the public was equal to their face amount (or was within the de minimis exception for original issue discount).

Market Discount

     Generally, the market discount rules discussed below will not apply to a U.S. Holder who acquired a Note when it was originally issued. These rules would apply, however, to any Note purchased after original issue at a price less than its stated redemption price at maturity.

     Gain recognized on the disposition (including a redemption) of a Note that has accrued market discount will be treated as ordinary income, not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutory de minimis amount. "Market discount" is defined as the excess, if any, of (i) the stated redemption price at maturity over (ii) the tax basis of the debt obligation in the hands of the Holder immediately after its acquisition.

     Unless a U.S. Holder elects to compute market discount on a constant interest rate basis, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the U.S. Holder and the denominator of which is the number of days after the U.S. Holder's acquisition of the obligation up to and including its maturity date. A U.S. Holder of a Note acquired at market discount also may be required to defer the deduction of all or a portion of the interest on an indebtedness incurred or maintained to carry the Note until it is disposed of in a taxable transaction.

     If a U.S. Holder of a Note acquired at market discount disposes of such
Note in any transaction other than a sale, exchange or involuntary conversion, even though otherwise nontaxable (e.g., a gift) such U.S. Holder will be deemed to have realized an amount equal to the fair market value of the Note and would be required to recognize the deemed gain as ordinary income to the extent of any accrued market discount.

     A U.S. Holder of a Note acquired at market discount may elect to include the market discount in income as it accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current income inclusion election would apply to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Service. If a U.S. Holder of a Note so elects to include market discount in income currently, the above-discussed rules with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

Amortizable Bond Premium

     If a U.S. Holder of a Note purchases it at a cost that is in excess of the amount payable on maturity of the Note, that excess may be treated as "amortizable bond premium" that is allocated among the interest payments on the Note using a constant interest rate method over the remaining term of the Note. The amount allocated to each interest payment would be applied against and offset a portion of the income from that interest payment, with a corresponding reduction in the U.S. Holder's basis in the Note. The interest offset would be available only if an election under Section 171 of the Code is made or is in effect. The election would apply to all debt instruments held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount of the premium attributable to the conversion feature of the Note must be eliminated in determining the amount of any amortizable bond premium.

Tax Basis

     A U.S. Holder's initial tax basis in a Note will be equal to the purchase price paid by such U.S. Holder for such Note.

Sale or Redemption

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note (other than conversion) will be a taxable event for federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon, which will be ordinary income) and (ii) the U.S. Holder's adjusted tax basis therein, which will generally equal such Holder's cost for the Note, less any principal payments received. Such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the Note had been held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition (which, in the case of individuals who have held their Notes for more than 18 months will be taxed at a rate of not more than 20%).

Deemed Dividends

     Section 305 of the Code treats as a distribution taxable as a dividend (to the extent of the issuing corporation's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock or convertible securities. Under U.S. Treasury regulations, an adjustment in the conversion price, or the failure to make such an adjustment, may, under certain circumstances, be treated as a constructive dividend. Generally, a U.S. Holder's tax basis in a Note will be increased by the amount of any such constructive distribution.

Conversion of Note into Common Stock

     No gain or loss will be recognized for federal income tax purposes on conversion of Notes into shares of Common Stock, except with respect to any cash received in lieu of a fractional share. The tax basis for the shares of Common Stock received upon conversion will be equal to the tax basis of the Notes converted into Common Stock, and the holding period of the shares of Common Stock will include the holding period of the Notes converted. A U.S. Holder will recognize taxable gain or loss on cash received in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in such fractional shares. Subject to the market discount rules discussed above, such gain or loss should be capital gain or loss if the fractional shares are capital assets in the hands of the U.S. Holder and long-term capital gain or loss if the fractional shares have been deemed held for more than one year which, in the case of individuals who have held their Notes for more than 18 months will be taxed at a rate of not more than 20%.

Dividends

     Dividends paid on the Common Stock generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

Sale of Common Stock

     Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange, and in the case of individuals who have held their Common Stock for more than 18 months, will be taxed at a rate of not more than 20%. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "Conversion of the Note into Common Stock."

Backup Withholding

     A U.S. Holder of Notes or Common Stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes or proceeds from the disposition of Common Stock. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or
(iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide the Company with its correct TIN also may be subject to penalties. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

     The Company will report to the U.S. Holders of Notes and Common Stock and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Certain U.S. Tax Consequences to Foreign Holders

 General. The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes and Common Stock by a Foreign Holder. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. The tax treatment of Foreign Holders of the Notes may vary depending on their particular situations. Certain Foreign Holders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors who are Foreign Holders are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

 Interest on Notes. Interest paid by the Company to a Foreign Holder will qualify for the portfolio interest exemption and will not be subject to U.S. federal income or withholding tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Foreign Holder, (ii) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the Foreign Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (iv) either (a) the Foreign Holder of the Notes certifies to the Company, under penalties of perjury, that the Foreign Holder is not a U.S. person and provides the beneficial owner's name and address on a U.S. Treasury Form W-8 (or suitable substitute form) or (b) a securities clearing organization, bank or other financial institution that holds the Note certifies, under penalties of perjury, that such Form W-8 (or suitable substitute form) has been received from the Foreign Holder by it or by a financial institution between it and the Foreign Holder and furnishes the payor with a copy thereof.

     Except to the extent that an applicable treaty otherwise provides, a Foreign Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Foreign Holder. Effectively connected interest received by a corporate Foreign Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers an appropriate form to the payor, which form includes, among other things, a representation that the amounts for which the form is furnished are effectively connected with the conduct of a trade or business in the United States.

     Interest income of a Foreign Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

 Conversion of Notes. A Foreign Holder generally will not recognize gain or loss upon any conversion of a Note into Common Stock, except with respect to the receipt of cash in lieu of fractional shares where any of the conditions exist that result in taxation as described below under "Gain on Disposition of Notes or Common Stock."

 Dividends on Common Stock. In the event that dividends are paid to a Foreign Holder of Common Stock, unless such dividends are effectively connected with the conduct of a trade or business of the Foreign Holder within the United States, such dividends will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under current U.S. Treasury Regulations, dividends paid to an address in a country outside the United States are presumed to be paid to a resident of such country and are subject to 30% withholding unless the recipient establishes that the recipient is entitled to a reduced tax treaty rate.

     In order to be exempt from withholding on effectively connected income under current Treasury Regulations certain certification and disclosure requirements must be satisfied. If the dividend is effectively connected with the conduct of a trade or business of the Foreign Holder within the United States, the dividend would, unless exempted by treaty, be subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits" tax at a rate of 30% or such lower rate as may be specified by an applicable treaty.

     Under recently adopted Treasury Regulations which will become effective January 1, 1999 (the "Final Regulations"), a Foreign Holder seeking an exemption from withholding under the effectively connected income exemption described above, or a reduced rate of withholding pursuant to a treaty, generally will be required to provide the company (or other payor) a foreign beneficial owner certificate on Form W-8, which form may include, among other things, the Foreign Holder's taxpayer identification number, country of residence and certain other information and representations. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, interest paid to a Foreign Holder that is an entity should be treated as paid to the entity itself, or to those holding an interest in the entity.

     A Foreign Holder of Common Stock that is eligible for a reduced U.S. withholding tax pursuant to a tax rate treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Service.

 Gain on Disposition of Notes or Common Stock. Except for amounts received with respect to accrued but unpaid interest that would be taxable to the Foreign Holder if paid by the Company (see "Certain U.S. Tax Consequences to Foreign Holders - Interest on Notes" above) a Foreign Holder generally will not be subject to U.S. federal income tax on any gain recognized on a disposition of a Note or a share of Common Stock unless (i) subject to the exception discussed below, the Company is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of
Section 897 (c)(2) of the Code at any time within the shorter of (a) the Foreign Holder's holding period for the Common Stock or (b) the five-year period ending on the date of disposition (the "Required Holding Period"),
(ii) the gain is effectively connected with the conduct of a trade or business within the United States of the Foreign Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the Foreign Holder, (iii) the Foreign Holder is an individual who holds the Note or Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or (iv) the Foreign Holder is subject to tax pursuant to the provisions of the Code applicable to certain expatriates. If a Foreign Holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated U.S. federal income tax rates and will, under certain circumstances, be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A corporation is generally a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade of business. The Company believes that it currently is not a USRPHC. Even if it were, a Foreign Holder would generally not be subject to tax or withholding in respect of such tax on gain from a sale or other disposition of a share of Common Stock by reason of the Company's USRPHC status if the Common Stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or other disposition of the Common Stock occurs, provided that such foreign Holder is not a "5% Holder" (i.e., the Foreign Holder beneficially own more than 5% of the Common Stock at any time during the required Holding Period). The Company believes that the Common Stock will be treated as regularly traded.

     The "regularly-traded" exception will also apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a non-regularly traded class acquired over a period of time will be aggregated and valued as of the date of the subsequent acquisition for purposes of applying the 5% test described above.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Notes by a Foreign Holder whose aggregate actual or constructive ownership of such Notes on an applicable determination date had a fair market value greater than 5% of the Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Notes by a Foreign Holder.

     The foregoing discussion assumes that the Notes constitute interests that are non-regularly traded interests convertible into a regularly traded class of interests. If the Notes were to become regularly traded, the regularly traded exemption might not apply to Notes owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of the Notes at any time during the five year period ending on the date of disposition of the Notes or other applicable determination date.

     If the Company is or has been a USRPHC within the Required Holding Period, and if the "regularly traded" exception discussed above were inapplicable, a Foreign Holder of Notes or Common Stock (without regard to the Foreign Holder's ownership percentage) generally would be subject to FIRPTA tax on gain recognized on a sale or other disposition of the Notes or Common Stock. Any amount withheld pursuant to such withholding tax would be credited against such Foreign Holder's U.S. federal income tax liability.

     Any Foreign Holder that may approach or exceed any of the 5% ownership thresholds discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A Foreign Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest.

 Federal Estate Taxes. If interest on the Notes qualifies for the portfolio interest exemption and is, therefore, exempt from withholding of U.S. federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Foreign Holder for U.S. federal estate tax purposes. Common Stock owned, or treated as owned, by a Foreign Holder (as specifically determined for U.S. federal estate tax purposes) at the time of death will be included in such Foreign Holder's gross estate for U.S. federal income tax liability. Foreign Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

 Information Reporting and Backup Withholding. The Company must report annually to the Service and to each Foreign Holder the amount of interest and dividends paid to such Foreign Holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such interest and dividends may also be made available to the tax authorities of the country in which the Foreign Holder resides under the provisions of an applicable income tax treaty.

     In the case of payments of interest to Foreign Holders, current U.S. Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the certification of foreign status on IRS Form W-8 has been received or an exemption has otherwise been established, provided that neither the Company nor its Paying Agent has actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. Under current U.S. Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Foreign Holder on the disposition of the Notes by or through a U.S. office of a U.S. or foreign broker, unless the Foreign Holder certifies to the broker under penalties or perjury as to its name, address and status as a foreign person or the Foreign Holder otherwise establishes an exemption. The information reporting requirement, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S. unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     Under current U.S. Treasury Regulations, United States backup withholding tax generally will not apply to (i) the payment of dividends paid on Common Stock to a Foreign Holder at an address outside the United States or (ii) the payment of the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case, however, of the payment of proceeds from such a sale of Common Stock through a foreign office of a broker that is a U.S. person or "U.S. related person," information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and certain other requirements are met or the Holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is a controlled foreign corporation or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business. The payment of the proceeds of a sale or shares of Common Stock to or through a U.S. office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

     Under the Final Regulations (effective January 1, 1999), information reporting and backup withholding will not apply to payments of interest or dividends to a Foreign Holder provided (i) the withholding agent can reliably associate such payments with Form W-8 timely furnished by the Foreign Holder in which the Foreign Holder represents that it is a foreign person, and
(ii) certain other requirements are satisfied. Also, information reporting and backup withholding will not apply under the Final Regulations to payments of proceeds from a sale or disposition of the Notes or Common Stock provided the sale is (i) effected at an office outside the United States by a payor that is not a U.S. person or a U.S. related person as defined above, or certain other entities, (ii) effected at an office of a U.S. broker either inside or outside the United States and the broker can associate such payments with documentation upon which it can rely in order to treat the payee as a foreign beneficial owner, including a certification that the beneficial owner has not been and reasonably expects not to be present in the United States for a period aggregating 183 days or more during each calendar year to which the certificate pertains, and certain other requirements are satisfied. Discussions herein concerning the Final Regulations are not intended to be a complete discussion thereof, and Foreign Holders are urged to consult their tax advisors concerning the application of the Final Regulations in light of their own circumstances.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Foreign Holder's U.S. federal income tax liability, provided that the required information is furnished to the Service.


                                LEGAL MATTERS

     Certain legal matters in connection with the Notes and the shares of Common Stock offered hereby have been passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York.


                                   EXPERTS

     The consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of March 31, 1996 and for the years ended March 31, 1996 and 1995 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 have been audited by Coopers & Lybrand LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of March 31, 1997 and for the year ended March 31, 1997, appearing in the Company's March 31, 1997 annual report on Form 10-K, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Combined Distribution (Holdings) Limited and subsidiaries as of April 30, 1997 and the period June 28, 1996 (inception) to April 30, 1997 have been incorporated by reference herein and in the Registration Statement in reliance on the report of Grant Thornton, independent auditors, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company and its subsidiaries as of March 31, 1996 and for the years ended March 31, 1996 and 1995 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated January 6, 1998 have been audited by Coopers & Lybrand LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The supplemental consolidated financial statements of the Company and its subsidiaries as of March 31, 1997 and for the year ended March 31, 1997, appearing in the Company's Form 8-K dated January 6, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and Grant Thornton, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.



                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be obtained electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval system at the SEC's Web site (http://www.sec.gov). The Company's Common Stock is listed on The Nasdaq National Market and copies of such reports and other information can also be inspected at the offices of The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Notes and the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the SEC referred to above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company furnishes stockholders with annual reports containing audited financial statements and with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.


                     DOCUMENTS INCORPORATED BY REFERENCE

     The following documents which have been filed by the Company with the SEC are incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended March 31, 1997, which contains audited consolidated balance sheets of the Company and subsidiaries as of March 31, 1997 and 1996, and related consolidated statements of income, shareholders equity and cash flows for the years ended March 31, 1997, 1996 and 1995.

     2. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1997 and September 30, 1997.

     3. The Company's Current Report on Form 8-K filed December 5, 1997, with respect to the acquisition of CDH and NBG.

     4. Amendment No. 1 to the Company's Current Report on Form 8-K, filed on December 12, 1997, containing certain financial statements relating to CDH and the acquisition of CDH.

     5. The Company's Current Report on Form 8-K, filed December 23, 1997, with respect to the Company's $60,000,000 Convertible Subordinated Notes issuance.

     6. The Company's Current Report on Form 8-K, dated January 6, 1998, containing certain restated financial statements.

     7. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained herein or in a document which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such prior statement.

     This Prospectus incorporates documents by reference which are not presented or delivered herewith. These documents are available upon written or oral request from the Company, without charge, to each person to whom a copy of this Prospectus has been delivered, other than exhibits to those documents. Requests should be directed to the Office of the Secretary, Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California 90405 (telephone (310) 255-2000).


              SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements included or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include the various matters described herein under "Risk Factors" and various other factors described in the Company's other filings with the Commission.






              [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

============================================================================
     No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer of solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer of solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


      ______________________________________


                              TABLE OF CONTENTS

                                                                         Page
                                                                         ____

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . . . . 12

Description of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . 25

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

Certain United States Federal Tax Considerations . . . . . . . . . . . . . 26

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . 35

Documents Incorporated by Reference. . . . . . . . . . . . . . . . . . . . 35

Special Note Regarding Forward Looking Statements. . . . . . . . . . . . . 36

                   _______________________________________

=============================================================================

                              ACTIVISION, INC.





                                 $60,000,000
                    6 3/4 Convertible Subordinated Notes
                                  due 2005



                      3,178,808 Shares of Common Stock








                                ____________

                                 PROSPECTUS
                                ____________






                              __________, 1998


=============================================================================

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table itemizes the expenses incurred by the Company in connection with the offering of the Common Stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                 Item                                 Amount
                 ____                                 ______

      Registration Fee - Securities and Exchange Commission......$18,182

      Legal Fees and Expenses.................................... 15,000

      Accounting Fees and Expenses............................... 15,000

               TOTAL.............................................$48,182
                                                                  ======

Item 15.  Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law ("DGCL"), paragraph
B of Article SIXTH of the Company's Amended and Restated Certificate of Incorporation and paragraph 5 of Article VII of the Company's By-laws provide for the indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    Paragraph B of Article SIXTH of the Amended and Restated Certificate of Incorporation provides mandatory indemnification rights to any officer or director of the Company who, by reason of the fact that he or she is an officer or director of the Company, is involved in a legal proceeding of any nature. Such indemnification rights shall include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL. Paragraph 5 of Article VII of the Company's By-laws currently provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

    Paragraph A of Article SIXTH of the Amended and Restated Certificate of Incorporation contains a provision which eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from negligent (except as indicated above) and "grossly" negligent actions taken in the performance of their duty of care, including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

    It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The Commission takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.


Item 16.  Exhibits

  (a)  Exhibits:

    5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to legality of securities being registered.

   23.1 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 5.1).

   23.2 Consent of Coopers & Lybrand LLP.

   23.3 Consent of KPMG Peat Marwick LLP.

   23.4 Consent of KPMG Peat Marwick LLP.

   23.5 Consent of Grant Thornton.

   24.1 Power of attorney (included on signature page).

   25.1 Form T-1 Statement of Eligibility and Qualification of State Street Bank and Trust Company of California, N.A. under the Trust Indenture Act of 1939.*
___________________
*  To be filed by amendment.


Item 17.  Undertakings

   The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The Company hereby further undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                 SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on February 12, 1998.

                                             ACTIVISION, INC.

                                             By:/s/ Robert A. Kotick
                                                __________________________
                                                Robert A. Kotick, Chairman
                                                and Chief Executive Officer

                              POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert A. Kotick and Brian G. Kelly, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                 Title                      Date
     ____                 _____                      ____

/s/ Robert A. Kotick    Chairman, Chief Executive    February 12, 1998
____________________    Officer (Principal Executive
(Robert A. Kotick)      Officer) and Director

/s/ Brian G. Kelly      Chief Operating Officer,     February 12, 1998
____________________    President and Director
(Brian G. Kelly)

/s/ Barry J. Plaga      Chief Financial Officer      February 12, 1998
_____________________   (Principal Financial and
(Barry J. Plaga)        Accounting Officer)

/s/ Harold A. Brown     Director                     February 12, 1998
_____________________
(Harold A. Brown)

/s/ Barbara S. Isgur    Director                     February 12, 1998
_____________________
(Barbara S. Isgur)

_____________________   Director                     February   , 1998
(Steven T. Mayer)

/s/ Robert J. Morgado   Director                     February 12, 1998
_____________________
(Robert J. Morgado)

                                EXHIBIT INDEX



                                                  Page Number in Signed
 Exhibit No.            Description               Registration Statement
 ___________            ___________               _______________________

 5.1     Opinion of Robinson Silverman Pearce Aronsohn & Berman
         LLP as to legality of securities being registered

23.1     Consent of Robinson Silverman Pearce Aronsohn & Berman
         LLP (included as part of Exhibit 5.1)

23.2     Consent of Coopers & Lybrand LLP

23.3     Consent of KPMG Peat Marwick LLP

23.4     Consent of KPMG Peat Marwick LLP

23.5     Consent of Grant Thornton

24.1     Power of attorney (included on signature page)

25.1 Form T-1 Statement of Eligibility and Qualification of State Street Bank and Trust Company of California, N.A. under the Trust Indenture Act of 1939.*


__________________

*   To be filed by amendment.